Exhibit 99.1

Positive 11 Month Topline Efficacy Data Showing Significant Clinical Improvement from enVVeno Medical’s VenoValve® Pivotal Trial to be Presented Today at the 46th Annual Charing Cross Symposium

Overall 8.46 Average Revised Venous Clinical Severity Score (rVCSS) Improvement Per Patient for Patients Showing Clinical Meaningful Benefit (rVCSS Improvement ≥ 3 Points) including:

9.29 Points for Patients at the Two-Year Milestone

8.08 Points for Patients at the One-Year Milestone

8.71 Points for Patients at the Six-Month Milestone

72% of the Study Patients Showing Clinical Meaningful Benefit from the VenoValve at a Weighted Average of 11 Months Post Surgery

94% of VenoValve Study Patients Showing Clinical Improvement at a Weighted Average of Eleven Months Post Surgery (rVCSS Improvement ≥ 1 point)

Company on Track to File Application Seeking VenoValve FDA Approval in Q4 2024

IRVINE, Calif. – April 24, 2024 – enVVeno Medical Corporation (Nasdaq: NVNO) (“enVVeno” or the “Company”), a company setting new standards of care for the treatment of venous disease, today announced the presentation of positive topline efficacy data showing significant clinical improvement from the SAVVE U.S. pivotal trial for the VenoValve at the 2024 Charing Cross International Symposium in London, UK.

The data being presented shows that for patients experiencing a Clinical Meaningful Benefit (Revised Venous Clinical Severity Score (rVCSS) improvement ≥ 3 points), the overall average rVCSS improvement was 8.46 points, including 9.29 points for patients at the two-year milestone, 8.08 points for patients at the one-year milestone, and 8.71 points for patients at the six-month milestone. All rVCSS evaluations were based on the patient’s most recent clinical visit, compared to baseline, for a weighted average of eleven months following VenoValve implantation for the Clinical Meaningful Benefit patient cohort.

Overall, 94% of the study patients receiving the VenoValve have shown clinical improvement as measured by rVCSS at a weighted-average patient follow-up of 11.04 months for the clinical improvement cohort, and 72% of the study patients have improved the three or more rVCSS points needed to demonstrate the VenoValve’s Clinical Meaningful Benefit, at a weighted-average patient follow-up of 11.64 months for the Clinical Meaningful Benefit cohort. Total patient follow-up was 762 months and 582 months, respectively, for the two patient cohorts.

“To see patients with a more than 9-point average rVCSS improvement at 24 months post VenoValve surgery is extremely encouraging and exceeds our expectations,” said Robert Berman, enVVeno Medical’s CEO. “While we would have been satisfied with merely maintaining the clinical improvement levels demonstrated at six-months as patients approach the one-year and two-year post-surgery milestones, instead we are seeing even higher levels of clinical improvement. It is so exciting to be achieving what was previously thought to be impossible, and to be continually raising the bar for the potential of the VenoValve. We are hopeful and determined to bring relief with the VenoValve to the millions of patients suffering from severe deep venous CVI, who have no effective treatment options.”

The rVCSS is an objective grading system used by vascular specialists throughout the world to report clinical outcomes and responses to treatments for venous diseases such as Chronic Venous Insufficiency (CVI). The score consists of 10 categories graded from 0 to 3 and includes patient reported outcomes and physician assessments.

In assessing the benefit and risk of a novel technology such as the VenoValve, which addresses an unmet medical need, the FDA considers a variety of factors including whether a medical device provides a clinical meaningful benefit compared to existing technologies. Patients who were enrolled in the SAVVE trial all showed little or no improvement after at least three months of conventional treatment with existing technologies (compression therapy, leg elevation, and wound care for venous ulcer patients). For severe CVI patients, an improvement in the rVCSS of 3 or more points is considered by the FDA to be evidence of clinical meaningful benefit.

Severe CVI is a debilitating disease that is most often caused by blood clots (deep vein thromboses or DVTs) in the deep veins of the leg. When valves inside of the veins of the leg fail, blood flows in the wrong direction and pools in the lower leg, causing pressure within the veins of the leg to increase (venous hypertension). Symptoms of severe CVI include leg swelling, pain, edema, and in the most severe cases, recurrent open sores known as venous ulcers. The disease can severely impact everyday functions such as sleeping, bathing, and walking, and is known to result in high rates of depression and anxiety. There are currently no effective treatments for severe CVI of the deep vein system caused by valvular incompetence and the Company estimates that there are approximately 2.5 million new patients each year in the U.S. that could be candidates for the VenoValve.

The FDA has asked the Company to collect a minimum of one year of data on all SAVVE patients prior to filing its PMA application seeking FDA approval, which the Company expects to have completed collecting in September of 2024. As of December 31, 2023, the Company had cash and investments of $46.4 million on hand, which the Company expects to be sufficient capital to fund operations through an FDA decision on the VenoValve and the end of 2025.

The Surgical Anti-reflux Venous Valve Endoprosthesis (SAVVE) U.S. pivotal study for the VenoValve is a prospective, non-blinded, single arm, multi-center study of seventy-five (75) CVI patients enrolled at 21 U.S. sites. The presentation, entitled Efficacy Results of the SAVVE Trial: Long-term Results for Use of a Bioprosthetic Valve for Patients with Chronic Deep Venous Reflux, will be made by primary investigator Dr. David Dexter, Sentara Hospital, Norfolk, Virginia and Associate Professor of Surgery, Eastern Virginia Medical School. A copy of the VenoValve CX Symposium slides will be made available after the presentation on Company’s website.

About enVVeno Medical Corporation

enVVeno Medical (NASDAQ:NVNO) is an Irvine, California-based, late clinical-stage medical device Company focused on the advancement of innovative bioprosthetic (tissue-based) solutions to improve the standard of care for the treatment of venous disease. The Company’s lead product, the VenoValve®, is a first-in-class surgical replacement venous valve being developed for the treatment of deep venous Chronic Venous Insufficiency (CVI). The Company is also developing a non-surgical, transcatheter based replacement venous valve for the treatment of deep venous CVI called enVVe®. CVI occurs when valves inside of the veins of the leg become damaged, resulting in the backwards flow of blood (reflux), blood pooling in the lower leg, increased pressure in the veins of the leg (venous hypertension) and in severe cases, venous ulcers that are difficult to heal and become chronic. Both the VenoValve and enVVe are designed to act as one-way valves, to help assist in propelling blood up the leg, and back to the heart and lungs. The VenoValve is currently being evaluated in the SAVVE U.S. pivotal trial and the company is currently performing the final testing necessary to seek approval for the enVVe pivotal trial.

Cautionary Note on Forward-Looking Statements

This press release and any statements of stockholders, directors, employees, representatives and partners of enVVeno Medical Corporation (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results and timing may differ significantly from those set forth or implied in the forward-looking statements. Forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future presentations or otherwise, except as required by applicable law.

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INVESTOR CONTACT:

Jenene Thomas, JTC Team, LLC

NVNO@jtcir.com

(833) 475-8247